                                                                      EXHIBIT 11

Allied Capital Corporation and Subsidiaries
Statement of Computation of Earnings Per Common Share
For the Years Ended December 31, 1996, 1995 and 1994


                                                       For the Year Ended December 31,
                                                  ---------------------------------------
                                                      1996          1995          1994
                                                  ---------------------------------------
Primary Earnings Per Common Share:

     Net Increase in Net Assets Resulting
          from Operations                         $11,393,000    $15,317,000     $224,000

     Less: Dividends for Preferred Stock             (220,000)      (220,000)    (220,000)
                                                  ---------------------------------------

     Net Increase in Net Assets Resulting
          from Operations Available to
          Common Shareholders                     $11,173,000    $15,097,000       $4,000
                                                  =======================================

     Weighted average number of common
          shares outstanding                        6,868,807      6,169,211    6,132,159

     Weighted average number of common
          shares issuable on exercise
          of outstanding stock options                 65,975          2,322       22,027
                                                  ---------------------------------------

     Weighted average number of common
          shares and common share equivalents
          outstanding                               6,934,782      6,171,533    6,154,186
                                                  =======================================

     Earnings per Common Share                          $1.61          $2.45        $0.00
                                                  =======================================


Fully Diluted Earnings Per Common Share:

     Net Increase in Net Assets Resulting
          from Operations                         $11,393,000    $15,317,000     $224,000

     Less: Dividends for Preferred Stock             (220,000)      (220,000)    (220,000)
                                                  ---------------------------------------

     Net Increase in Net Assets Resulting
          from Operations Available to
          Common Shareholders                     $11,173,000    $15,097,000       $4,000
                                                  =======================================

     Weighted average number of common
          shares and common share
          equivalents outstanding as computed for
          primary earnings per share                6,934,782      6,171,533    6,154,186

     Weighted average of additional
          shares issuable on exercise
          of outstanding stock options                 52,511         39,134           55
                                                  ---------------------------------------

     Weighted average number of common
          shares and common share equivalents
          outstanding, as adjusted                  6,987,293      6,210,667    6,154,241
                                                  =======================================

     Earnings per Common Share                          $1.60          $2.43        $0.00
                                                  =======================================